Exhibit 99.1

SALE OF BOB EVANS RESTAURANTS AND THE ACQUISITION OF PINELAND FARMS POTATO COMPANY MARKS THE BEGINNING OF A NEW ERA AT BOB EVANS FARMS, INC.

•	Bob Evans Farms, Inc. announces definitive agreements for the sale of Bob Evans Restaurants and the purchase of Pineland Farms Potato Company, enabling the Company to focus on driving growth of BEF Foods

•	Golden Gate Capital to acquire Bob Evans Restaurants for $565 million plus assumption of certain net working capital liabilities. Net proceeds of $475 to $485 million expected

•	Net proceeds of Bob Evans Restaurants transaction expected to be used for repayment of outstanding indebtedness and payment of a special dividend of approximately $150 million ($7.50 per share) within approximately 60 days following closing

•	BEF Foods acquiring Pineland Farms Potato Company for $115 million using new borrowings. Purchase price may be increased if certain financial metrics are achieved during a 24-month period after closing

•	Both transactions expected to close by the end of fiscal 2017 (April 28, 2017)

•	Company reaffirms fiscal year 2017 non-GAAP(1) adjusted diluted EPS guidance range of $2.15 to $2.30 assuming April 28, 2017, closings. Company also announces preliminary fiscal year 2018 Bob Evans Farms, Inc. revenue and EBITDA(1) targets of $470 million, and $105 million, respectively, assuming closing of both transactions on April 28, 2017

•	Mike Townsley, President, BEF Foods, will assume the role of President and Chief Executive Officer of Bob Evans Farms, Inc. following the closing of the Bob Evans Restaurants transaction

NEW ALBANY, Ohio – January 24, 2017 - Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced two transformational transactions resulting from the board of directors’ strategic review of the Company’s alternatives for creating shareholder value.

The sale of Bob Evans Restaurants and the acquisition of Pineland Farms Potato Company (“PFPC”) marks the beginning of a new era at Bob Evans Farms (“Bob Evans”) in which the Company will focus exclusively on realizing the full potential of its BEF Foods business. BEF Foods is the national market share leader in refrigerated dinner side dishes, and is also the market share leader in sausage products in its core Midwest markets. The new Bob Evans, further strengthened by the manufacturing and intellectual capital of PFPC, is positioned to be a higher profit and higher growth company that is expected to provide better returns to shareholders and an enhanced product line for customers.

The Company has entered into a definitive agreement for the sale of Bob Evans Restaurants to an affiliate of Golden Gate Capital for $565 million plus assumption of certain net working capital liabilities at the time of closing estimated to be $40 to $50 million. The Company estimates that cash proceeds net of taxes and transaction-related costs will be $475 to $485 million. As discussed below, net cash proceeds are expected to be used to repay current indebtedness and payment of a special dividend. Additionally, the Company entered into a definitive agreement for the purchase of PFPC for $115 million. The purchase price may be increased by up to $25 million if certain financial metrics are achieved during a 24-month period after closing.

President and Chief Executive Officer Saed Mohseni said, “Today we announced two transactions that are a major step in our strategic transformation that we believe will continue Bob Evans’ history of success. The sale of Bob Evans Restaurants enables us to concentrate exclusively on BEF Foods, our fastest growing and most profitable segment. We believe this focus will result in higher returns for our shareholders and, as a more focused private business, Bob Evans Restaurants will be better able to deliver on its brand promise of providing quality food and hospitality to every guest at every meal. Bob Evans Restaurants has made tremendous progress over the last few years as our teams have strived to upgrade every aspect of the guest experience. We believe our talented restaurant teams, combined with Golden Gate Capital’s industry expertise and significant resources, positions Bob Evans Restaurants well for realizing its full potential.

“I am also pleased that we have signed an agreement to purchase PFPC. We believe this transaction will better enable BEF Foods to continue growing and innovating. The acquisition of PFPC not only increases our side-dish production capacity, it provides capability to produce and sell diced and shredded potato products in both the retail and foodservice channels. The acquisition also diversifies our production capability by adding a second state-of-the-art potato processing facility with 180 million pounds of capacity, 50 million pounds of which are expected to come online in April 2017. Furthermore, PFPC comes with a 900 acre potato farm and is surrounded by an additional 55,000+ acres of annual potato production. Its close proximity to tens of thousands of acres of potato production is particularly attractive as it greatly reduces transportation costs. BEF Food’s side-dish product mix is expected to reach 66% of sales volume by 2020, and the PFPC acquisition mitigates the need for near term capital spending for additional capacity to meet our growth targets. Following the completion of these transactions, Bob Evans will be focused exclusively on sales and profit growth of BEF Foods.”

Executive Chairman Doug Benham said, “The board of directors has consistently evaluated all options for creating shareholder value. From the outset, our philosophy has been to engage in a robust and deliberate process in an effort to make what we believe are the best decisions for shareholders. We believe these transactions are the best options for creating shareholder value and providing for the future success of these two great businesses.

“Following the closing of the Bob Evans Restaurants transaction, Mike Townsley, President, BEF Foods, will assume the role of President and Chief Executive Officer of Bob Evans. Mike joined Bob Evans as president and chief operating officer of Owens Foods, Inc. in June 2003. Mike was appointed president of BEF Foods in June 2008. He also served as co-chief executive officer from December 2014 to September 2015. Mike has been the driving force behind the transformation of BEF Foods and we look forward to continued strong leadership from him and his team, including Chief Administrative and Chief Financial Officer Mark Hood who will remain in his role. The board appreciates the extraordinary talent, energy, and vision that Saed Mohseni has brought to Bob Evans and is excited that he has agreed to continue leading Bob Evans Restaurants following the transaction.”

Josh Cohen, Managing Director at Golden Gate Capital, said, “Bob Evans Restaurants is an exceptional brand, uniquely differentiated by its deep-rooted heritage of farm-fresh food and heartfelt hospitality. As an independent company partnered with Golden Gate Capital, Bob Evans Restaurants will be well-positioned to sharpen its focus on enhancing the business, with increased flexibility and resources to grow the company for the long-term. We look forward to working with Saed Mohseni and the talented management team to support Bob Evans Restaurants as it enters this exciting new chapter.”

Chief Administrative and Chief Financial Officer Mark Hood said, “The Company expects to provide an updated GAAP EPS guidance range and recast Bob Evans Restaurants’ results as discontinued operations when it reports third quarter fiscal 2017 results. We are reaffirming our full-year fiscal 2017 non-GAAP diluted EPS guidance range of $2.15 to $2.30, assuming a closing date of April 28, 2017, on the aforementioned transactions. Furthermore, it is our expectation that our board of directors will declare a special dividend of approximately $150 million ($7.50 per share) representing net cash proceeds from the sale of Bob Evans Restaurants after repayment of debt within 60 days following the transaction. Additionally, the board of directors increased the Company’s existing share repurchase authorization to $100 million through calendar year 2017. We also anticipate continuation of our quarterly dividend payments, currently at $0.34 per share.

“We are also providing fiscal year 2018 preliminary revenue and EBITDA targets of $470 million, and $105 million, respectively. We expect to establish a $300 million credit facility at the time of the transaction closings and expect that our targeted leverage range will be 1.0-2.0x which provides considerable flexibility to continue to grow and invest in BEF Foods.”

CONFERENCE CALL DETAILS:

The Company will host a conference call to discuss this announcement at 8:30 a.m. (ET) on Wednesday, January 25, 2017. The dial-in number for the conference call is (855) 468-0551, access code 54342985. A replay will be available at (800) 585-8367, access code 54342985.

A simultaneous webcast will be available at http://investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

The closings of the transactions are each subject to expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions. The sale of the Bob Evans Restaurants business to Golden Gate Capital is not subject to a financing condition. Under the terms of the definitive agreement for the sale of the Bob Evans Restaurants business, the Company will provide certain transactional support services to the buyer for a period of 18 to 24 months following the closing.

Under the terms of the definitive agreement for the sale of the Bob Evans Restaurant business, the Company may solicit superior proposals from third parties through February 28, 2017. It is not anticipated that any developments will be disclosed with regard to this process unless the Company’s Board of Directors makes a decision with respect to a potential superior proposal. There are no guarantees that this process will result in a superior proposal.

J.P. Morgan Securities LLC served as financial advisor to the Company on the sale of Bob Evans Restaurants. UBS Investment Bank served as financial advisor to Golden Gate Capital.

Information concerning this event was filed by the Company today with the Securities and Exchange Commission and can be obtained at www.sec.gov.

(1)	Non-GAAP Financial Measures

We have included in this release a forecast of adjusted diluted EPS and EBITDA for future periods. These forward-looking financial measures are not presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

Our non-GAAP measures are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. We believe these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for greater transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management’s internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define EBITDA as GAAP net income plus interest expense, provision for income taxes, depreciation, and amortization.

Reconciliations of the Company’s projected adjusted diluted EPS for fiscal year 2017 and EBITDA for fiscal year 2018 to the most directly comparable GAAP financial measures are omitted from this release because the Company is unable to provide such reconciliations without unreasonable effort. In particular, in light of the transactions being announced in this release, management is not able to calculate certain amounts necessary to provide corresponding forecasted financial measures calculated in accordance with GAAP and related reconciliations at this time as a result of the complexity of recasting historical information to reflect the Company’s Bob Evans Restaurants segment as a discontinued operation, the complexity in completion of purchase accounting related to the PFPC acquired assets and operations on a pro forma basis, and the inherent difficulty in forecasting generally and in quantifying certain projected amounts that are necessary for such calculations and reconciliations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. The risks and uncertainties in connection with such forward-looking statements related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of either of the proposed transactions; the possibility of non-consummation of the proposed transactions and the termination of the respective transaction agreements; the failure to satisfy any of the conditions to the respective transaction agreements; adverse effects on the Company’s common stock because of the failure to complete either of the proposed transactions; the Company’s businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees and business partners; significant transaction costs related to the proposed transactions; and the dependence on the proposed special dividend of the consummation of the sale of the Bob Evans Restaurants Business.

Additional information about the factors and events that could cause actual results to differ materially from those predicted by the forward looking statements, along with certain other risks, uncertainties and assumptions related to the Company and its business, may be found in our Annual Report on Form 10-K for the fiscal year ended April 29, 2016, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the second fiscal quarter (October 28, 2016), Bob Evans Restaurants owned and operated 522 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage, and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

About Pineland Farms Potato Company

Nearly twenty years ago a group of fourth generation Maine potato farmers had a vision that would create jobs, business opportunities, and a brighter future for the young people of northern Maine. In 1997, they built a state-of-the-art potato processing facility that transformed the thousands of acres of potatoes grown in the region from a commodity to a refrigerated ready-to-cook product. In addition to contracting processing potatoes from many family-owned farms, the company purchased its own farming operation in 2012 and became a vertically integrated business. The company’s key products include a wide variety of cut and mashed potato products serving retail and foodservice customers.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $15 billion of capital under management. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Representative restaurant/retail investments sponsored by Golden Gate Capital include Red Lobster, California Pizza Kitchen, On The Border Mexican Grill & Cantina, Eddie Bauer, Express, Pacific Sunwear, Payless ShoeSource and Zales.

Contacts:

Bob Evans Farms, Inc.

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Golden Gate Capital

Jenny Gore/Alyssa Linn

(312) 895-4700/(310) 201-2040

BOBE-G

Source: Bob Evans Farms, Inc.